Pricing Supplement dated March 21, 2002                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QD59


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount: $5,000,000            Initial Interest Rate:  3.00125%
Agent's Discount or Commission: $7,500  Original Issue Date:  March 21, 2002
Net Proceeds to Issuer: $5,004,171.53   Stated Maturity Date:  February 21, 2003
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Interest Category
[X]  Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate:       %

[ ] Inverse Floating Rate Note
     [ ]  Fixed Interest Rate:       %

Interest Rate Basis or Bases:
     [ ]CD Rate                [ ] Federal Funds Rate  [ ] Prime Rate
     [ ]CMT Rate               [X]  LIBOR              [ ] Other (see attached)
     [ ]Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
     [ ] LIBOR Reuters Page:
     [X] LIBOR Telerate Page:  3750

     LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
              [ ] Telerate Page 7051
              [ ] Telerate Page 7052
              [ ] Weekly Average
              [ ] Monthly Average

Spread (+/-):  110 bps                 Maximum Interest Rate:     %

Spread Multiplier:  N/A                Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 21, 2002

Interest Reset Dates:  Quarterly, on the 21st day of
February, May, August and November

Interest Payment Dates:  Quarterly, on the 21st day of
February, May, August and November

Interest Determination Dates: two business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from _______ to _______
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until Redemption
            Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
    [ ] Merrill Lynch, Pierce, Fenner & Smith   [ ] First Union Securities, Inc.
                   Incorporated                 [ ] Fleet Securities, Inc.
    [ ] Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
    [ ] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
    [ ] Barclays Capital Inc.                   [X] UBS Warburg LLC
    [ ] Credit Suisse First Boston Corporation  [ ] Other: _______________
    [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
    [X] Agent      [  ] Principal

If as Principal:
    [ ] The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
    [ ] The Notes are being offered at a fixed initial public offering price of _______% of the Principal Amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

The net proceeds to Issuer includes $11,671.53 of accrued interest.


   Terms are not completed for certain items above because such items are not applicable.